Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this "Agreement") effective as of July 7, 2009 (the “Effective Date”), by and between Bonds.com Group, Inc., a Delaware corporation (“Bonds” or the “Employer”) having an office at 1515 South Federal Highway, Suite 212, Boca Raton FL, 3432, and John Barry IV, an individual residing at __________ (the "Executive").

W I T N E S S E T H:

WHEREAS, the Employer is engaged in the business of providing a platform for trading in securities, primarily consisting of debt securities issued by various corporations, municipalities and/or other entities; and

WHEREAS, the Executive possesses the experience necessary in management and operations of the Employer’s business in order to fulfill the responsibilities as a senior executive officer of the Employer; and

WHEREAS, the Employer desires to employ the Executive, the Executive desires to be employed by the Employer, and the Executive has specifically provided to the Employer all assurances that there is no prohibition or restraint legally or otherwise in the Employer obtaining the services of the Executive, all in accordance with the terms and provisions of this Agreement; and

NOW, THEREFORE, in consideration of the covenants and promises hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employer and the Executive represent, covenant and agree as follows:

1.          Employment.  The Employer hereby employs the Executive as Chief Executive Officer of Bonds and its subsidiary companies, Bonds.com, Inc. and Insight Capital Management, Inc., in accordance with the terms and provisions of this Agreement, and the Executive hereby accepts such employment with the Employer.

2.          Term.  The term of the Executive's employment hereunder shall begin on the Effective Date and end on December 31, 2012 (the “Initial Term”).  This Agreement shall automatically renew for an additional twelve (12) month period (the “Renewal Term”) if, ninety (90) days prior to the end of the Initial Term, neither party has given notice of termination or an intent not to renew, or the parties have not mutually agreed upon the terms of a successor employment agreement.  The Initial Term and the Renewal Term, if any, shall be collectively referred to herein as the “Term.”

3.          Compensation. As compensation for all services rendered by the Executive to the Employer pursuant to this Agreement, Executive shall receive the following amounts during the Term:

(a)             Base Salary.  Executive shall receive an annual base salary as set forth in the table below (the “Base Salary”).  The Base Salary shall be payable in accordance with Employer's standard payroll practices.  Amounts payable to the Executive shall be reduced by required withholdings and other customary and/or authorized deductions.  During the Renewal Term, if any, the Executive shall continue to receive the Base Salary he was receiving in the year prior to the Renewal Term.

FISCAL YEAR	BASE SALARY AMOUNT
2009	$250,000
2010	$387,500
2011	$523,125
2012	$680,063

(b)             Stock Award.  In connection with the commencement of Executive’s employment, subject to approval by the Board of Directors of Bonds (the “Board”), the Employer will grant Executive an option (the “Option”) to purchase 2,500,000 shares of common stock, $0.0001 par value per share (the "Common Stock") of Bonds.  The Common Stock will have an exercise price equal to the fair market value (as determined by the Board) on the date of the grant.  The vesting schedule will be as follows: (i) 20% of shares of Common Stock, or 500,000 shares of Common Stock, will be fully vested as of the Effective Date; and (ii) 125,000 shares of Common Stock shall vest every three months thereafter.

(c)             Performance-Based Bonus Payments.  During the Term Executive shall receive a performance-based quarterly bonus payment linked to the achievement of gross revenues (as such term is generally understood in the bond trading industry), as set forth on Schedule I hereto.

(d)             Discretionary Bonus.  At the Board of Directors’ sole discretion, the Executive may also be entitled to receive a yearly bonus, in an amount and form (either cash, equity or otherwise) as determined by the Board.

4.       Vacation and Executive Benefits.  During the Term:

(a)             Vacation and Sick Time.  The Executive shall be entitled to twenty-five (25) accruable paid vacation and/or sick days per calendar year, in accordance with the Employer's vacation/sick day policy as applicable to employees generally.  Vacation shall be taken upon reasonable advance notice to the Employer, and at such times, so as not to interfere with the proper operation of the Employer's business.  The Executive shall be entitled to accrue days not taken during his employment and will be paid out following his resignation or termination.

(b)             Executive Insurance Benefits.  The Executive shall be entitled to participate in the health, dental, and 401(k) plans, if any, maintained by Employer, as well as any other benefit plans made available to employees of Employer generally.  The Employer will cover 100% of the monthly premiums for health, dental and vision (the “Health and Welfare

Benefit Plans”).  The terms of the Executive’s participation in such Health and Welfare Benefit Plans shall be determined by the Board in its discretion and in accordance with those plans.  These plans are subject to change in the Employer’s sole discretion.  Starting on January 1, 2010, Employer will also incorporate the Executive in the life and long-term disability insurance plans maintained by the Employer, and cover any expenses in connection therewith.

(c)             Business Expenses.  Upon submission of itemized expense statements and proper written receipts, the Employer shall reimburse the Executive for all necessary and reasonable business travel, entertainment and other business expenses incurred by the Executive according to the policies defined by the Employer for fulfillment of his employment duties.

(d)             Other Allowances.  During the Term, the Executive shall also receive the following monthly payments:

(i)         Auto Allowance: $1,000 per month

(ii)         Corporate Housing Allowance: $4,000 per month starting from the Effective Date and ending on June 30, 2010.

5.          Description of Duties.  During the Term, the Executive shall act as Chief Executive Officer of the Employer and shall:

(a)             Devote on a full time basis all necessary time, best efforts, professional skills, attention and energies to perform his duties hereunder to Employer;

(b)             Act in accordance herewith, and in all accounts be responsible and responsive to, the Employer;

(c)             Perform such services as may be expected by the Board of Directors and the Chief Executive Officer, including, without limitation, the following duties:

(i)	developing and implementing the nationwide expansion of the Employer’s business;

(ii)
working and cooperating diligently with the Board of Directors to develop, implement and execute the business plan of Employer, including without limitation meeting and implementing the financial goals of the Employer as set forth by the Board of Directors in good faith;

(iii)	taking all necessary steps to ensure continued existence of the Employer and compliance by the Employer with all legal, financial and regulatory requirements;

(iv)	operating and managing the business and operations of the Employer based on prudent management principles;

(v)	providing all necessary assistance to the Board of Directors and Employer in building an appropriate organization structure;

(vi)	overseeing and maintaining client relationship management and account management policies and practices;

(vii)	maintaining financial discipline and meeting topline and bottomline goals reasonably set forth by the Board of Directors; and

(viii)	engaging in such other lawful activities as directed by the Board of Directors from time to time.

6.          General Services.  During the Term, the Executive shall:

(a)            Observe the Employer’s policies and standards of conduct, as well as customary standards of business conduct, including any standards prescribed by law or regulation and generally adhere to the Employer’s employee handbook;

(b)            Perform the Executive’s duties hereunder in a manner that preserves and protects the Employer’s business reputation; and

(c)            Do all things and render such services as may be necessary or beneficial in carrying out any of the foregoing.

7.          Confidential Information and Assignment of Inventions Agreement.  The Executive hereby acknowledges that the Executive has executed Bonds’ form of Confidential Information and Invention Assignment Agreement (the “Confidentiality and Assignment Agreement”).  The Executive and the Employer hereby acknowledge that such Confidentiality and Assignment Agreement is an integral part of this Agreement and is thus incorporated herein its entirety by reference.

8.          Intentionally Omitted.

9.          Covenant Not to Compete. (a) The Executive agrees that while employed by the Employer and for a continuous period of six (6) months following the date of the termination, expiration or cessation of the Executive’s employment with the Employer for any reason whatsoever (the “Restricted Period”), the Executive shall not (without the express prior written consent of the Board), directly or indirectly engage in, own, manage, operate, join, control, or perform services for a Restricted Enterprise (as defined herein) or associate with any entity, incorporated or otherwise, which engages in a Restricted Enterprise in the United States whether as a director, officer, employee, agent, shareholder, partner, owner, independent contractor or otherwise.  As used herein, a “Restricted Enterprise” shall be any activity involving the business of providing an electronic or online platform for trading in securities, primarily consisting of debt securities issued by various corporations, municipalities and/or other entities in the United States of America.  For purposes of this Section 9, the term “Employer” shall mean the Employer and any of their subsidiaries.

(b)           During the Term, the Executive shall devote his full business time and attention to the business of the Employer and the Executive will not engage in or devote time to any personal business activities or business ventures that may interfere (as determined in good faith by the Board of Directors) with his duties hereunder without the express prior written consent of the Board.  Executive further agrees to diligently adhere to the Conflict of Interest Guidelines attached as Exhibit A hereto.  The Executive warrants and represents that he has the full right and authority to enter into this Agreement and to render services as required under this Agreement and that by signing this Agreement and rendering such services, he is not breaching any contract or legal obligation he owes to any third party.

10.          Non-Solicitation.

(a)            The Executive shall not, either alone or in association with others, (i) solicit, or permit any organization directly or indirectly controlled by or affiliated with the Executive to solicit, any employee of the Employer to leave the employ of the Employer, and (ii) for a period of two (2) years after the termination, expiration or cessation of the Executive’s employment with the Company for any reason, solicit for employment, hire, or engage as an independent contractor, or permit any organization directly or indirectly controlled by or affiliated with the Executive to solicit for employment, hire, or engage as an independent contractor, any person who is or was either employed or engaged as an independent contractor by the Employer.

(b)            Without limiting his obligations under section (a) above, for a period of two (2) years after the termination, expiration or cessation of the Executive’s employment with the Employer for any reason, Executive shall not (1) engage or participate in any effort or act to solicit the Employer’s customers, suppliers, associates, employees or consultants to cease, reduce or diminish doing business, or their association or employment with the Employer; or (2) interfere in any manner in the contractual or employment relationship between the Employer and any such customer, supplier, associate, employee or consultant of the Employer. For purposes of this Section 10, the term “Employer” shall mean the Employer and any of its subsidiaries.  Notwithstanding the foregoing, the restrictions set forth in Section 10(b) above shall not prohibit Executive from engaging in a general solicitation that is not specifically targeted or directed at the Employer’s customers, suppliers, employees, contractors or clients.

11.          Termination; Payments Upon Termination.

(a)            Termination by the Company.  The Employer may terminate the Executive’s employment hereunder at any time, with or without Cause (as defined below).  In case Employer terminates Executive without Cause, Employer shall give Executive thirty (30) days’ notice by delivering a Notice of Termination (as defined below).  The Employer may, in lieu of the notice period, pay the Executive’s Base Salary for the thirty (30) day notice period.  For purposes of this Agreement, “Cause” shall mean the Executive’s: (i) material failure by the Executive to render services to the Employer in accordance with his assigned duties or to follow the lawful directives of the Board of Directors consistent with the terms hereof; (ii) engaging in fraud, embezzlement, dishonesty or misconduct that has caused or is reasonably expected to cause injury to the Employer; (iii) a material breach of the terms of this Agreement or (iv) conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony.

Notwithstanding the foregoing, prior to any such termination for “Cause” the Employer shall provide the Executive with a written notice stating with specificity the reason for the termination (a “Cause Breach”).  With respect to termination for Cause Breach pursuant to subsections (a)(i), (a)(ii) or (a)(iii), the Employer shall allow the Executive a period of 10 days following the receipt of such notice to cure such Cause Breach, if curable, and may only terminate the Executive’s employment for Cause if such Cause Breach shall not have been cured by the Executive prior to the end of such 10-day period.

(b)            Termination by the Executive.  The Executive may terminate his employment hereunder at any time, with or without Good Reason (as defined below).  The Executive shall give the Employer at least 30 days’ prior notice of his desire to terminate his employment by delivering a Notice of Termination.  For purposes of this Agreement, “Good Reason” shall mean (i) any material adverse change in the Executive’s job duties or responsibilities, (ii) any change in the Executive’s reporting lines such that Executive is reporting to personnel within the Employer that are subordinate to the Executive, or (iii) the Employer’s requiring the Executive to be principally based at a location that is more than 50 miles from the Employer’s location as of the Effective Date.  Notwithstanding the foregoing, the Executive shall not terminate his employment for Good Reason until and unless (x) the Executive has given the Employer written notice stating with specificity the reason for the termination (a “Good Reason Breach”) and (y) the Executive has given the Employer a period of 10 days following the receipt of such notice to cure such Good Reason Breach, if curable, and (z) such Good Reason Breach shall not have been cured by the Employer prior to the end of such 10-day period.

(c)            Termination due to Death or Disability. The Executive’s employment hereunder shall terminate in the event of the Executive’s death, and the Employer may terminate the Executive’s employment hereunder in the event of the Executive’s Disability. “Disability” shall be defined as the following: the Executive becomes physically or mentally incapacitated and is therefore unable (or will, as a result thereof, be unable to perform his duties for a period of two (2) consecutive months or for an aggregate of three (3) months in any twelve (12) consecutive month period.  Any questions as to the existence of a Disability of Executive as to which Executive and the Employer cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and Employer.  If the Executive and Employer cannot agree as to a qualified independent physician, each shall appoint one (1) such physician and those two (2) physicians shall select a third who shall make such determination in writing.  The determination of Disability made in writing to the Employer and Executive shall be final and conclusive for all purposes of this Agreement.

(d)            Notice of Termination.  Any termination of the Executive’s employment by the Employer pursuant to this Section 11 by either party (other than by reason of the Executive’s death) shall be communicated by a written Notice of Termination addressed to the other party.  A “Notice of Termination” shall mean a notice stating that Executive’s employment has been or will be terminated and the specific provisions of this Section 11 under which such termination is being effected.

(e)            Payments Upon Termination of Employment.

(i)           Without Cause.  If the Executive’s employment is terminated by the Employer without Cause, the Employer shall pay to the Executive, in pro rata monthly payments over the twelve (12) months following the effective date of termination, an amount (the “Severance Amount”) equal to two (2) times the greater of (a) Executive’s compensation received in the full calendar year prior to termination (including the Base Salary, Bonus, and any other payments due and owing to the Executive); or (b) Executive’s compensation received and to be received in the calendar year in which the termination occurred (including the Base Salary, Bonus, and any other payments due and owing to the Executive), assuming that the Employer achieved the maximum gross revenue targets or other performance metrics for such year and Executive would therefore be entitled to receive the highest Bonus amount agreed to by the Employer and the Executive.  For clarity, the following shall serve as an example of the amount contemplated by Section 11(e)(i)(b): if in any given year of termination, the Executive was entitled to receive $100,000 as Base Salary and, for achieving the highest performance metric set forth in Schedule I, $200,000 as Bonus, and no other payments were due and owing to the Executive, then Executive would be entitled to receive as a Severance Payment two (2) times the amount of $100,000 plus $200,000, or $600,000 (unless the amount set forth in Section 11(e)(i)(a) was higher).  In addition, there shall be an acceleration of vesting under the Option such that all remaining unvested shares under the Option shall immediately become exercisable upon termination.  Employer shall also continue to provide the benefits under the Health and Welfare Benefits Plan set forth in Section 4(b) to the Executive and his eligible dependents, for the greater of (x) the remaining Initial Term of the Agreement or (y) twelve (12) months.

(ii)            With Good Reason.  If the Executive’s employment is terminated by the Executive with Good Reason, then the Employer shall pay to the Executive, in pro rata monthly payments over the twelve (12) months following the effective date of termination, an amount equal to the Severance Amount.  In addition, there shall be an acceleration of vesting under the Option such that all remaining unvested shares under the Option shall immediately become exercisable upon termination.  Employer shall also continue to provide the benefits under the Health and Welfare Benefits Plan set forth in Section 4(b) to the Executive and his eligible dependents, for the greater of (i) the remaining Initial Term of the Agreement or (ii) twelve (12) months.

(iii)            For Cause; Without Good Reason.  If the Executive’s employment is terminated by the Employer for Cause or by the Executive without Good Reason, then the Executive shall not be entitled to the Severance Amount or any other payment under this Agreement, other than the payments set forth in Section 11(e)(v) below.

(iv)            Disability.  If the Executive’s employment is terminated as a result of a Disability pursuant to the terms hereof, the Employer shall continue to pay to the Executive during the Disability period (for avoidance of doubt, not to exceed a three (3) month period) such amounts, if any, that when added to any and all disability insurance payments paid or payable to Executive, will equal Executive’s Base Salary (calculated net of personal income taxes payable on such Base Salary amount so that Executive receives the same Base Salary on an after tax basis) immediately prior to the termination for disability.  The Executive shall be entitled to receive his Base Salary through the effective date of termination and all compensation and/or benefits that have vested or accrued or that were earned immediately prior to the effective date of termination, payable in accordance with the terms and conditions of the applicable compensation and/or benefits plans, programs or arrangements.  The Executive shall not be entitled to the Severance Amount.

(v)            Other Reasons.  In the event of the termination of the Executive’s employment hereunder for any other reason other than the reasons already specified in this Section 11(e), including death, the Executive shall be entitled to receive his Base Salary through the effective date of termination and all compensation and/or benefits that have vested or accrued or that were earned immediately prior to the effective date of termination, payable in accordance with the terms and conditions of the applicable compensation and/or benefits plans, programs or arrangements.  The Executive shall not be entitled to the Severance Amount.

(f)            No Right to Continuing Employment.  The Executive agrees that nothing contained in this Agreement shall be construed to give the Executive a right to continuing employment beyond the Termination Date.

12.          No Assignment.  The Executive acknowledges that the services to be rendered by the Executive pursuant to this Agreement are unique.  Accordingly, the Executive shall not assign any of the Executive’s rights or delegate any of the Executive’s duties or obligations under this Agreement. Nothing herein shall prevent the Employer from assigning its rights and obligations under this Agreement in connection with the transfer of all or substantially all of the assets of the Employer, or in connection with the sale of stock, merger or consolidation.

13.          Severability.  All of the terms and provisions contained in this Agreement are severable and, in the event that any of them shall be deemed unenforceable or invalid by a court of competent jurisdiction, then this Agreement shall be interpreted as if such unenforceable or invalid term or provision were not contained herein.

14.          Reformation of Time, Geographical and Occupational Limitations.  The Employer and Executive agree and stipulate that the obligations set forth in Sections 7 through 10 of the Agreement are fair and reasonable.  Therefore, in furtherance of and not in derogation of these provisions of this Agreement, in the event that any provision in this Agreement is held to be unenforceable by a court of competent jurisdiction because it exceeds the maximum time, geographical or occupational limitations permitted by applicable law, then such provision(s) shall be and hereby are reformed to the maximum time, geographical and occupational limitations as may be permitted by applicable law.

15.          Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of Florida, without regard to its conflicts of laws principles.  Each of the parties of this Agreement consents to the exclusive jurisdiction and venue of the Courts of the State and Federal Courts of Florida.

16.          Entire Agreement.  This Agreement, the Exhibits and Schedules attached hereto constitutes the entire agreement of the parties hereto, and replaces all prior agreements, promises, representations and understandings between the Employer and the Executive whatsoever concerning the limited subject matter hereof.  There are no other agreements, conditions or representations, oral or written, express or implied, which form the basis for this Agreement.

17.           Modification.  No waiver or modification of this Agreement or of any covenant, condition, or limitation contained herein shall be valid unless in a writing of subsequent date hereto and duly executed by the party to be charged therewith and no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration, or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid.  The parties further agree that the provisions of this Section may not be waived except as herein set forth.

18.          Section Headings.  The section headings contained in this Agreement are for convenience only, and shall in no manner be construed as part of this Agreement.

19.          Waiver of Breach.  The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach thereof.

20.          Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or three (3) days after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth above, or as subsequently modified by written notice,

21.          Withholding.  The Employer shall deduct and withhold from Executive’s compensation all necessary or required taxes, including but not limited to Social Security, withholding and otherwise, and any other applicable amounts required by law or any taxing authority.

22.          Survival Clauses.  Section 7, Sections 9 and 10, Sections 14 through 16 and Section 20 of this Agreement shall survive the termination of the Executive's employment with the Employer for any reasons set forth in such Sections.

23.          Construction.  Each party has cooperated in the drafting and preparation of this Agreement.  Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.  The captions of this Agreement are not part of the provisions and shall have no force or effect.

24.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

25.          Legal Counsel.  Executive represents that he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read this Agreement and that he understands its terms.  Executive acknowledges that prior to assenting to the terms of this Agreement he has been given a reasonable time to review it, to consult with counsel of his choice, and to negotiate at arm's-length with the Employer as to its contents.  Executive and the Employer agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that they have entered into this Agreement freely and voluntarily and without pressure or coercion from anyone.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year hereinbefore first written.

EMPLOYER

BONDS.COM GROUP, INC.

By:          _____________________________
Name:
Title:

EXECUTIVE

____________________________________
JOHN BARRY IV

SCHEDULE I

During the term of Executive’s employment with the Employer, the Executive shall be eligible for performance-bonus payments for each of 2009, 2010, 2011 and 2012 (each, a “Bonus”).

The Bonus Payment for 2009 shall be based on the Employer reaching certain gross revenue targets.  If the Employer reaches the target set forth below, then the Executive shall receive the Performance Bonus Payment set forth across from such target.

Gross Revenue Targets	Executive’s Performance Bonus Payment
$5,000,000	100% of Base Salary
$7,500,000	125% of Base Salary
$10,000,000	150% of Base Salary
$12,500,000	200% of Base Salary

For each of 2010, 2011 and 2012, Employer and Executive shall mutually agree prior to the start of each year as to the gross revenue targets and/or other performance metrics and amounts of Bonus for such year.

Employer shall pay the Executive the Bonus, if any, within 45 days of the end of the calendar year for which such Bonus is due.

Exhibit A

CONFLICT OF INTEREST GUIDELINES

It is the policy of the Employer to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities, which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Employer. The following are potentially compromising situations, which must be avoided. Any exceptions must be reported to the Board of Directors of the Employer and written approval for continuation must be obtained.

1.           Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Employer is intended (The Employment Agreement elaborates on this principle and is a binding agreement).

2.           Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Employer.

3.           Participating in civic or professional organizations that might involve divulging confidential information of the Employer.

4.           Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

5.           Initiating or approving any form of personal or social harassment of employees.

6.           Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Employer.

7.           Borrowing from or lending to employees, customers or suppliers.

8.           Acquiring real estate or other property of interest to the Employer.

9.           Improperly using or disclosing to the Employer any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

10.           Unlawfully discussing prices, costs, customers, sales or markets with competing companies or either employees.

11.           Making any unlawful agreement with distributors with respect to prices.

12.           Improperly using or authorizing the use of any inventions, which are the subject of patent claims of any other person or entity.

13.           Engaging in any conduct, which is not in the best interest of the Employer.

Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines, and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning.